Power of Attorney for

Securities and Exchange Commission

and Related Filings

Each of the undersigned directors of Matthews A Share Selections Fund, LLC (the “Company”) hereby appoints each of John P. McGowan, Timothy B. Parker and Shai Malka, as officers of the Company, and David A. Hearth, with power to act without the others and with power of substitution, his or her attorneys-in-fact and agents, in all capacities, to execute and to file any documents relating to the Registration Statements on Form N-1A under the Investment Company Act of 1940, as amended, and under the laws of all states and other domestic and foreign jurisdictions, including any and all amendments thereto, covering the registration of the Company, including all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, including exemptions or qualifications for the issuance and sale of its interests, applications for exemptive orders, rulings or filings of proxy materials. Each of the undersigned grants to said attorneys-in-fact and agents full authority to do every act necessary to be done in order to effectuate the same as fully, for all intents and purposes, as the undersigned could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Each of the undersigned hereby executes this Power of Attorney as of this 6th day of February, 2013.

By:	/s/ Geoffrey H. Bobroff	By:	/s/ Rhoda Rossman

	Geoffrey H. Bobroff		Rhoda Rossman

	Chairman of the Board of Directors		Director

By:	/s/ Richard K. Lyons	By:	/s/ Toshi Shibano

	Richard K. Lyons		Toshi Shibano

	Director		Director

By:	/s/ G. Paul Matthews	By:	/s/ Jonathan F. Zeschin

	G. Paul Matthews		Jonathan F. Zeschin

	Director		Director